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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

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
[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.



                                DESIGNS, INC.
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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

[DESIGNS INC. LOGO]

                                                                 August 30, 1999
Dear Fellow Stockholder:

     Seymour Holtzman, through Jewelcor Management, Inc., is seeking your proxy to elect a slate of directors in opposition to the current Board of Directors slate. WE BELIEVE THAT ELECTING HOLTZMAN'S SLATE OF NOMINEES WOULD:

     - SERIOUSLY THREATEN THE CRITICAL RELATIONSHIP BETWEEN DESIGNS AND LEVI STRAUSS & CO. AND

     - OPEN THE DOOR FOR A CREEPING ACQUISITION OF THE COMPANY BY HOLTZMAN WITHOUT THE PAYMENT OF A PREMIUM TO ALL DESIGNS STOCKHOLDERS.

WE URGE YOU TO REJECT MR. HOLTZMAN'S REQUEST FOR YOUR PROXY BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE CARD TODAY.

                         LEVI STRAUSS & CO.'S POSITION

     As you know, Designs' relationship with Levi Strauss & Co. is of paramount importance to the Company. Designs operates Levi's(R) and Dockers(R) outlet stores under a Trademark License Agreement. The License Agreement provides that Levi Strauss & Co. can terminate the agreement if there is a direct or indirect transfer of control of Designs. While Designs does not currently take a position on the matter, Holtzman has asserted that the election of his slate of directors is not a transfer of control under the License Agreement. He has stated that, if the Jewelcor nominees are elected, they will seek to have Levi Strauss & Co. confirm that no transfer or breach has occurred or waive the occurrence of any transfer or breach.

     In a letter dated July 29, 1999 to Designs and Jewelcor, Levi Strauss & Co. responded to Holtzman's assertions and challenged his views. According to Levi Strauss & Co.:

     - replacement of the current Board of Directors would fall within the License Agreement's provisions prohibiting transfers

     - BASED ON LEVI STRAUSS & CO.'S DIRECT EXPERIENCE WITH JEWELCOR AND ITS PRINCIPALS, LEVI STRAUSS & CO. IS NOT PRESENTLY INCLINED TO WAIVE ANY OF ITS RIGHTS UNDER THE LICENSE AGREEMENT AND INDEED INTENDS TO EXERCISE THEM FULLY.

     Far more important than any dispute over the License Agreement is the Company's overall relationship with Levi Strauss & Co. WITHOUT A CONTINUED STRONG AND SUPPORTIVE PARTNERSHIP WITH LEVI STRAUSS & CO., WE BELIEVE THAT DESIGNS' VIABILITY AS A GOING CONCERN WOULD BE THREATENED.

     In its letter, Levi Strauss & Co. described its prior experience with Holtzman. In Levi Strauss & Co.'s opinion, this experience bodes poorly for a successful working relationship between Levi Strauss & Co. and a Jewelcor-controlled Designs. LEVI STRAUSS & CO. HAS STATED THAT IT IS UNLIKELY THAT JEWELCOR WILL SUCCESSFULLY BE ABLE TO ESTABLISH A PRODUCTIVE WORKING RELATIONSHIP WITH LEVI STRAUS SHOULD JEWELCOR GAIN CONTROL OF DESIGNS.

     Meanwhile, Designs' relationship with Levi Strauss & Co. remains strong. Levi Strauss & Co. has written to Designs in praise of Designs' new outlet model and the shopping experience in its new stores, as well as the dedicated team of personnel at the corporate office. As a primary retailer of Levi Strauss & Co. products, Designs' ability to communicate effectively with Levi Strauss & Co. on a near daily basis is essential to the future success of both companies.

     WE ENCLOSE THE LEVI & STRAUSS & CO. LETTER. YOU SHOULD READ IT AND DECIDE FOR YOURSELF IF ELECTING HOLTZMAN'S SLATE WOULD SERIOUSLY JEOPARDIZE DESIGNS' STRONG RELATIONSHIP WITH LEVI STRAUSS & CO.

                            WHAT DOES HOLTZMAN WANT?

     In April 1999, Holtzman made a proposal to explore the acquisition of Designs at $3.65 per share in cash to all stockholders. Two months later he withdrew it. Could Holtzman now be trying to gain control of Designs on the cheap without paying a premium to all stockholders?

     Look at the facts.

     - Holtzman wants to have his slate of directors, if elected, cause the Company to buy 1/3 of its outstanding shares -- increasing his percentage ownership of the Company with the Company's money.

     - Holtzman wants his slate of directors to remove the Company's stockholder rights plan, giving him the power to buy more shares and acquire a controlling interest in Designs without paying a premium.

     If the Holtzman nominees are elected and their plans implemented, there would be no protection against a "creeping acquisition." STOCKHOLDERS WHO SELL THEIR SHARES WOULD NOT BE ASSURED OF A PREMIUM. STOCKHOLDERS WHO RETAIN THEIR SHARES WOULD BE SUBJECT TO THE SIGNIFICANT RISK OF LOSS OF THE LEVI STRAUSS & CO. RELATIONSHIP.

       WE URGE YOU TO SIGN, DATE AND RETURN TODAY THE ENCLOSED BLUE PROXY CARD. WE RESPECTFULLY REQUEST THAT YOU NOT RETURN ANY PROXY FORMS SENT
      TO YOU BY JEWELCOR. REGARDLESS OF HOW MANY SHARES YOU OWN, YOUR VOTE
                               IS VERY IMPORTANT.

     PLEASE READ THE LEVI STRAUSS & CO. LETTER TO HOLTZMAN AND THE COMPANY CAREFULLY BEFORE YOU CAST YOUR VOTE. On behalf of the Board's Special Committee, I thank you for your continued trust and support.

                                          Sincerely,

                                          /S/ James G. Groninger
                                          James G. Groninger
                                          Chairman of the Special Committee

                           IF YOU HAVE ANY QUESTIONS
                           ABOUT VOTING YOUR PROXY OR
                            REQUIRE ANY ASSISTANCE,
                                  PLEASE CALL:
                           INNISFREE M&A INCORPORATED
                            TOLL-FREE (888) 750-5834
                             BANKS AND BROKERS CALL
                            COLLECT: (212) 750-5833

VIA FACSIMILE and FEDERAL EXPRESS

July 29, 1999

    Joel Reichman          Seymour Holtzman
  President and CEO        Chairman and CEO
    Designs, Inc.     Jewelcor Management, Inc.
     66 B Street     100 North Wilkes-Barre Blvd.
  Needham, MA 02494           4th Floor
                        Wilkes-Barre, PA 18702

     Re: The Designs, Inc./Levi Strauss & Co. License Agreement

Dear Messrs. Reichman and Holtzman:

     We note with interest the recent filing of proxy statements by Designs, Inc. and Jewelcor Management, Inc., respectively, in connection with the 1999 Annual Meeting of Shareholders of Designs currently scheduled for September 22, 1999.

     Designs is very important to Levi Strauss & Co., both as a large customer and as its licensee under a trademark license agreement to operate Levi's(R) and Dockers(R) outlet stores in more than 25 states. Due to this relationship, as well as the significance of the License Agreement to Designs(1), we thought that some comment from LS&CO. regarding certain of the statements in the proxy filings might help to inform the coming months for you and Designs' shareholders.

     First, LS&CO. does not agree with the Jewelcor proxy's assertion that the proposed election of JMI Nominees "is not a transfer of control and will not cause a concern under the License Agreement with Levi Strauss." To the contrary, and as Jewelcor's proxy materials go on to contemplate, LS&CO.'s view is that displacement of Designs' current Board by the JMI Nominees would fall within the License Agreement's provisions prohibiting transfers. That is, Designs would need LS&CO.'s consent for the License Agreement to continue in effect if and after the JMI Nominees displace the current Designs directors.

---------------

(1) Designs' proxy filing states: "The Company also believes that its relationship with Levi Strauss is the most significant asset of the Company . . ."
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DESIGNS, INC./JEWELCOR MANAGEMENT, INC.
JULY 29, 1999
PAGE  2 OF 4

     Second, the Jewelcor proxy further indicates that in the event LS&CO. takes this view, Jewelcor will "seek to have Levi Strauss confirm that no 'transfer' or breach has occurred or waive the occurrence of any 'transfer' or breach." Jewelcor is, of course, free to approach LS&CO., as it deems appropriate. Based on its direct experience to date with Jewelcor and its principals (described in more detail below), however, LS&CO. is not presently inclined to waive any of its rights under the License Agreement and indeed, intends to exercise them fully.

     Third, the Jewelcor proxy indicates that if the JMI Nominees are elected, Jewelcor would take the immediate step, among other things, of selling Designs, through the retention of a New York investment banking firm.(2) Whether or not the JMI Nominees' displacement of the current Board (should it occur) is ultimately found to constitute a prohibited transfer under the License Agreement, there is no doubt that Jewelcor's proposed sale of Designs to a third party without LS&CO.'s consent would fall within the prohibited transfer provisions.

     On the face of Jewelcor's proxy, then, there are at least two events which implicate the License Agreement's prohibited transfer provisions -- the potential election of the JMI Nominees, and, should the election occur and a buyer be located, the proposed sale of Designs to a third party. Should these eventualities ever arise, LS&CO. would of course consider in good faith the facts then before it in determining whether to consent to any transfer of Designs, and whether the event in question resulted in a material breach of the License Agreement.

     Given the importance of the continuation of the LS&CO. relationship to Designs' successful operation(3), however, let me identify for you some of LS&CO.'s substantial concerns which have developed as we have observed the battle for control of Designs unfold over recent months. These considerations would factor substantially into LS&CO.'s evaluation of any transfer:

     - Our trademarks, notably the Levi's(R) and Dockers(R) brand names which are the subject of the License Agreement, are LS&CO.'s crown jewels. Should our marks ever become associated in consumers' minds with shoddy or even average business practices, this devalues LS&CO. We will not enter into, or remain in business with, any business partner who does not afford our marks appropriate respect and treatment.

     - Designs is one of LS&CO.'s largest accounts as measured by sales volume and number of store locations. Designs currently operates more than 100 Levi's(R) and Dockers(R) outlet stores in 27 states,

---------------

(2) Designs' proxy filing, as well as previous correspondence filed with the Securities and Exchange Commission, indicates that during early 1999 the Special Committee of the Board of Designs, "acting through Shields & Company, contacted 72 third parties which [they] believed might be interested in purchasing the Company. Of these 72 third parties, 17 expressed interest and thereafter received a detailed memorandum describing the Company and its business." This process of courting potential buyers led to discussions with Jewelcor regarding its potential acquisition of Designs, but to LS&CO.'s knowledge no other potential buyers made a bid. The Jewelcor proxy does not elaborate on what additional steps it would take to successfully locate a potential buyer, or why it would succeed when Shields & Company failed.

(3) Even Jewelcor's proxy indicates that "if... Levi Strauss were to ultimately terminate the License Agreement, the Company's business could be materially adversely effected [sic]."
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DESIGNS, INC./JEWELCOR MANAGEMENT, INC.
JULY 29, 1999
PAGE  3 OF 4

       representing a substantial product flow in an increasingly important retail channel. The potential disruption of Designs' retail presence and approach which could result from Jewelcor's proposed changes in Designs' Board membership, management and ownership give rise to substantial business risk to LS&CO.

     - In recent years the LS&CO. and Designs' relationship has variously included vendor/manufacturer, licensor/licensee and joint venturers' dynamics. Through these experiences doing business together, the crucial importance of open, timely communications and a successful, indeed intimate, day to day working relationship between LS&CO. and Designs has become increasingly apparent. Indeed, representatives of our companies communicate virtually daily about a broad range of operational issues associated with running the outlet stores. LS&CO. continues to believe that a strong working relationship based on communication, trust and confidence is critical to its and Designs' business success.

     - LS&CO.'s entire direct experience with Jewelcor and its principals occurred in Spring 1999, during the course of Jewelcor's discussions with Designs regarding a prospective acquisition of Designs. In anticipation of being asked to consent to an assignment of the License Agreement to Jewelcor, and seeking information relevant to the anticipated consent request (e.g., information about Jewelcor's and its principals' retail and apparel experience, business plan for Designs, financial strength, etc.), LS&CO. provided Jewelcor's principals with a written information request and confidentiality agreement under which the requested information could be provided. Jewelcor acknowledged receipt of LS&CO.'s request; however, no responsive information whatsoever was ever provided. LS&CO. had no further communications from Jewelcor until, after LS&CO. sent a letter to Jewelcor withdrawing its information request in light of public reports that Jewelcor's bid for Designs had been withdrawn, Jewelcor sent LS&CO. a letter indicating that it had withdrawn its bid. In our opinion, even if Jewelcor furnished the information now and LS&CO. concluded that the information met LS&CO's criteria, this bodes poorly for the future of a successful working relationship between LS&CO. and a Jewelcor-controlled Designs.

     - Jewelcor's lack of communication with LS&CO., which by any measure is an important participant in Designs' business, persists even as this proxy fight gets underway.

     - Finally, since early 1999 (within several weeks of Jewelcor's acquisition of an approximately 9.9% share of Designs at record low share prices), this series of initiatives seeking to gain control of Designs has created a substantial distraction and cloud of uncertainty for the Designs' business and incumbent management. In LS&CO.'s view, Designs' resources would be more productively dispatched to concentrate on managing and building the Designs business without disruptions such as this proxy fight, which promises continuing turmoil through at least September 22, 1999. Recognizing Jewelcor's understandable interest in maximizing shareholder value, we submit that these continuing control plays themselves impair Designs' ability to improve all participants' return on their investments.

Let me summarize LS&CO.'s key positions regarding Designs and the Jewelcor proxy's proposals. LS&CO. views both the proposed displacement of the Designs Board in its entirety, and the stated plan to sell Designs to a third party, as triggering events under its License Agreement's prohibition against transfers without its consent. LS&CO. will not waive its rights under the License Agreement and presently intends to exercise them fully. Finally, LS&CO.'s direct experience with Jewelcor's and its principals' communication approach

DESIGNS, INC./JEWELCOR MANAGEMENT, INC.
JULY 29, 1999
PAGE  4 OF 4

and lack of responsiveness leads LS&CO. to believe that it is unlikely that Jewelcor will successfully establish a productive working relationship with LS&CO., should Jewelcor gain control of Designs.

                                          Very truly yours,

                                          /s/ Lauren Miller

                                          Lauren Miller
                                          Vice President, Finance, Business
                                          Development